Exhibit 99.1

Bank of the Ozarks, Inc. Announces Record First Quarter Earnings

    LITTLE ROCK, Ark.--(BUSINESS WIRE)--April 12, 2005--Bank of the Ozarks, Inc. (NASDAQ: OZRK) today announced record earnings for the quarter ended March 31, 2005. Net income for the quarter was $7,322,000, a 22.7% increase over net income of $5,965,000 for the first quarter of 2004. Diluted earnings per share were $0.44 for the first quarter of 2005 compared to $0.36 for the first quarter of 2004, an increase of 22.2%.
    The Company's annualized returns on average assets and average stockholders' equity for the first quarter of 2005 were 1.68% and 23.69%, respectively, compared with 1.70% and 23.45%, respectively, for the first quarter of 2004.
    Loans and leases were $1.176 billion at March 31, 2005 compared to $951 million at March 31, 2004, an increase of 23.6%. Deposits were $1.394 billion at March 31, 2005 compared to $1.147 billion at March 31, 2004, an increase of 21.6%. Total assets were $1.797 billion at March 31, 2005, a 26.0% increase from $1.427 billion at March 31, 2004.
    Stockholders' equity increased 19.2% to $126.7 million at March 31, 2005 compared to $106.3 million at March 31, 2004, resulting in book value per share increasing 17.2%, from $6.50 to $7.62. The Company's ratio of common equity to assets was 7.05% as of March 31, 2005 compared to 7.45% as of March 31, 2004, and its ratio of tangible common equity to tangible assets was 6.70% as of March 31, 2005 compared to 7.04% as of March 31, 2004.
    In commenting on these results, George Gleason, Chairman and Chief Executive Officer, stated, "The quarter just ended was our 17th consecutive quarter of record net income and earnings per share. We have now reported record net income in 31 of the last 33 quarters. Record net interest income, a record efficiency ratio and excellent asset quality all contributed to this quarter's excellent results. This gives us a great start to 2005."

    NET INTEREST INCOME

    Net interest income for the first quarter of 2005 increased 18.2% to $16,459,000 compared to $13,919,000 for the first quarter of 2004. The Company has now achieved 16 consecutive quarters of record net interest income. Net interest margin, on a fully taxable equivalent basis, was 4.33% in the quarter just ended compared to 4.48% in the first quarter of 2004, a decrease of 15 basis points. The Company's net interest margin for the first quarter of 2005 decreased by one basis point from the Company's net interest margin of 4.34% in the fourth quarter of 2004.

    NON-INTEREST INCOME

    Non-interest income for the first quarter of 2005 was $4,371,000 compared with $3,993,000 for the first quarter of 2004, a 9.5% increase. First quarter 2005 income from service charges on deposit accounts, trust services and bank owned life insurance all increased compared to the first quarter of 2004, while income from mortgage lending declined in the first quarter of 2005 compared to the comparable quarter last year.

    NON-INTEREST EXPENSE

    Non-interest expense for the first quarter of 2005 was $9,495,000 compared with $8,384,000 for the first quarter of 2004, an increase of 13.3%. The Company's efficiency ratio for the quarter ended March 31, 2005 improved to a record 44.0% compared to 45.3% for the first quarter of 2004.
    A number of factors contributed to the Company's growth in non-interest expense in the first quarter of 2005 compared to the first quarter of 2004, but the most significant was the Company's continued growth and expansion. From March 31, 2004 to March 31, 2005, the Company continued to pursue its growth and de novo branching strategy, resulting in the addition of 12 new banking offices during that 12 month period.
    Mr. Gleason stated, "Along with our brisk rate of new office openings, we have maintained a strong focus on both revenue growth and expense control. As a result, even as we have opened a large number of new offices, our total revenue has grown faster than our non-interest expense. In the first quarter, this allowed us to achieve a 44.0% efficiency ratio, which is the best we have ever reported as a public company. We have a strong focus on efficiency and a long term goal of continuing to improve our efficiency ratio, so we are very pleased with our achievement of this milestone in the first quarter of 2005."

    ASSET QUALITY, CHARGE-OFFS AND RESERVES

    Nonperforming loans and leases as a percent of total loans and leases were 0.36% at both March 31, 2005 and March 31, 2004. Nonperforming assets as a percent of total assets were 0.39% as of March 31, 2005 compared to 0.28% as of March 31, 2004. The Company's ratio of loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases, was 0.49% at March 31, 2005 compared to 0.46% at March 31, 2004. The Company's annualized net charge-off ratio for the first quarter of 2005 was 0.07% compared to 0.05% for the first quarter of 2004.
    Mr. Gleason stated, "Our asset quality ratios were excellent in the first quarter. Our 0.07% annualized net charge-off ratio for the first quarter was the second best we have reported as a public company and just two basis points from the best. Our 0.49% 30-day past due ratio was our fourth best as a public company and just five basis points from the best. We have made asset quality a high priority and our results in recent quarters reflect that emphasis."
    The Company's allowance for loan and lease losses increased to $16.4 million at March 31, 2005, or 1.40% of total loans and leases, compared to $14.5 million, or 1.52% of total loans and leases, at March 31, 2004. The increase of approximately $2 million in the allowance for loan and lease losses over the past twelve months is a result of the growth in the Company's loan and lease portfolio. As of March 31, 2005, the Company's allowance for loan and lease losses equaled 384% of its total nonperforming loans and leases.

    GROWTH AND EXPANSION

    During the first quarter of 2005, the Company relocated its temporary banking office in Mountain Home, Arkansas to its first permanent office there. The Company also added three new Arkansas banking offices including its fourth office in North Little Rock, its second office in Mountain Home and its first office in Bentonville. All of these offices are in permanent facilities except the Bentonville office which is in a temporary facility until a permanent banking office is completed.
    Early in the second quarter of 2005, the Company opened a loan production office in Fayetteville, Arkansas. The Company, through its state chartered subsidiary bank, now conducts banking operations through 51 offices in 28 communities throughout northern, western and central Arkansas, three Texas banking offices, and loan production offices in Little Rock and Fayetteville, Arkansas and Charlotte, North Carolina.
    The Company expects to continue its growth and de novo branching strategy. For the full year of 2005, it expects to open between eight and eleven new banking offices, depending, among other factors, on the time required to obtain permits and approvals and to design, construct, equip and staff such offices.
    Later in the second quarter, the Company plans to convert its recently opened Fayetteville loan production office to a temporary banking office. The Company also expects to add its second permanent banking office in Benton, Arkansas during the second quarter. Opening new offices or converting existing loan production offices to banking offices is subject to availability of suitable sites, hiring qualified personnel, obtaining regulatory and other approvals and many other conditions and contingencies that the Company cannot predict with certainty.

    CONFERENCE CALL

    Management will conduct a conference call to review announcements made in this press release at 10:00 a.m. CDT (11:00 a.m. EDT) on Wednesday, April 13, 2005. The call will be available live or in recorded version on the Company's website www.bankozarks.com under "Investor Relations" or interested parties calling from locations within the United States and Canada may call 1-800-990-4845 up to ten minutes prior to the beginning of the conference and ask for the Bank of the Ozarks conference call. A recorded playback of the entire call will be available on the Company's website or by telephone by calling 1-800-642-1687 in the United States and Canada or 706-645-9291 internationally. The passcode for this telephone playback is 5356559. The telephone playback will be available through April 30, 2005, and the website recording of the call will be available for 12 months.

    GENERAL

    This release contains forward looking statements regarding the Company's plans, expectations, goals and outlook for the future including, among others, statements regarding the Company's expectations for future growth, expansion, conversion and opening of new offices, plans to continue its growth and de novo branching strategy and goals for its efficiency ratio. Actual results may differ materially from those projected in such forward looking statements, due, among other things, to continued interest rate changes, competitive factors, general economic conditions and their effects on the creditworthiness of borrowers, collateral values and the value of securities, the ability to attract new deposits and loans, delays in identifying, acquiring and opening satisfactory sites, delays in or inability to obtain required regulatory approvals, the ability to generate future revenue growth or to control future growth in non-interest expense, as well as other factors identified in this press release or in Management's Discussion and Analysis under the caption "Forward Looking Information" contained in the Company's 2004 Annual Report to Stockholders and the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.
    Bank of the Ozarks, Inc. trades on the NASDAQ National Market under the symbol "OZRK". The Company may be contacted at (501) 978-2265 or P. O. Box 8811, Little Rock, Arkansas 72231-8811. The Company's website is: www.bankozarks.com.


                       Bank of the Ozarks, Inc.
                 Selected Consolidated Financial Data
           (Dollars in Thousands, Except Per Share Amounts)
                               Unaudited

                                               Quarters Ended
                                                  March 31,
                                       -------------------------------
                                           2005        2004   % Change
                                       ----------- ----------- -------
Income statement data:
---------------------------------------
 Net interest income                   $   16,459 $   13,919     18.2%
 Provision for loan and lease losses          500        745    (32.9)
 Non-interest income                        4,371      3,993      9.5
 Non-interest expense                       9,495      8,384     13.3
 Net income                                 7,322      5,965     22.7

Common stock data:
---------------------------------------
 Net income per share - diluted        $     0.44 $     0.36     22.2%
 Net income per share - basic                0.44       0.37     18.9
 Cash dividends per share                    0.08       0.07     14.3
 Book value per share                        7.62       6.50     17.2
 Diluted shares outstanding (thousands)    16,739     16,583
 End of period shares outstanding
  (thousands)                              16,625     16,356

Balance sheet data at period end:
---------------------------------------
 Total assets                          $1,797,320 $1,426,636     26.0%
 Total loans and leases                 1,175,683    951,037     23.6
 Allowance for loan and lease losses       16,437     14,460     13.7
 Total investment securities              459,813    362,050     27.0
 Goodwill                                   5,243      4,935      6.2
 Other intangibles - net of amortization    1,355      1,378     (1.7)
 Total deposits                         1,394,225  1,147,001     21.6
 Repurchase agreements with customers      30,619     31,967     (4.2)
 Other borrowings                         196,762     90,023    118.6
 Subordinated debentures                   44,331     46,651     (5.0)
 Stockholders' equity                     126,655    106,266     19.2
 Loan and lease to deposit ratio            84.33%     82.92%

Selected ratios:
---------------------------------------
 Return on average assets(a)                 1.68%      1.70%
 Return on average stockholders'
  equity(a)                                 23.69      23.45
 Average equity to total average assets      7.10       7.24
 Net interest margin - FTE(a)                4.33       4.48
 Overhead ratio(a)                           2.18       2.39
 Efficiency ratio                           43.96      45.31
 Allowance for loan and lease losses to
  total loans and leases                     1.40       1.52
 Nonperforming loans and leases to
  total loans and leases                     0.36       0.36
 Nonperforming assets to total assets        0.39       0.28
 Net charge-offs to average loans and
  leases(a)                                  0.07       0.05

Other information:
---------------------------------------
 Non-accrual loans and leases          $    4,282 $    3,405
 Accruing loans and leases - 90 days
  past due                                      -          -
 ORE and repossessions                      2,770        629

   (a) Ratios annualized based on actual days


                       Bank of the Ozarks, Inc.
                 Supplemental Quarterly Financial Data
           (Dollars in Thousands, Except Per Share Amounts)
                               Unaudited

                         6/30/03  9/30/03  12/31/03  3/31/04  6/30/04
                       ---------- -------- --------- -------- --------
Earnings Summary:
-----------------------
 Net interest income     $11,775  $12,658   $13,469  $13,919  $14,721
 Federal tax (FTE)
  adjustment                 207      312       479      591      582
                       ---------- -------- --------- -------- --------
 Net interest income
  (FTE)                   11,982   12,970    13,948   14,510   15,303
 Loan and lease loss
  provision               (1,095)  (1,050)     (970)    (745)  (1,045)
 Non-interest income       4,582    5,147     4,128    3,993    5,204
 Non-interest expense     (7,754)  (8,629)   (8,855)  (8,384)  (9,610)
                       ---------- -------- --------- -------- --------
 Pretax income (FTE)       7,715    8,438     8,251    9,374    9,852
 FTE adjustment             (207)    (312)     (479)    (591)    (582)
 Provision for taxes      (2,668)  (2,852)   (2,160)  (2,818)  (3,010)
                       ---------- -------- --------- -------- --------
   Net income            $ 4,840  $ 5,274   $ 5,612  $ 5,965  $ 6,260
                       ========== ======== ========= ======== ========

 Earnings per share -
  diluted(a)             $  0.30  $  0.32   $  0.34  $  0.36  $  0.38

Non-interest Income:
-----------------------
 Trust income            $   312  $   493   $   523  $   301  $   358
 Service charges on
  deposit accounts         1,981    2,043     2,063    2,107    2,441
 Mortgage lending income   1,626    1,958       922      815      985
 Gain (loss) on sales
  of assets                   (8)       8         8      100       20
 Security gains
  (losses)                    97       36        11        -      752
 Bank owned life
  insurance income           291      299       258      253      254
 Other                       283      310       343      417      394
                       ---------- -------- --------- -------- --------
   Total non-interest
    income               $ 4,582  $ 5,147   $ 4,128  $ 3,993  $ 5,204

Non-interest Expense:
-----------------------
 Salaries and employee
  benefits               $ 4,511  $ 5,186   $ 4,647  $ 4,851  $ 4,973
 Net occupancy expense     1,095    1,179     1,152    1,213    1,254
 Write-off of deferred
  debt costs                   -        -         -        -      852
 Other operating
  expenses                 2,105    2,202     2,994    2,258    2,466
 Amortization of
  intangibles                 43       62        62       62       65
                       ---------- -------- --------- -------- --------
   Total non-interest
    expense              $ 7,754  $ 8,629   $ 8,855  $ 8,384  $ 9,610

Allowance for Loan and
 Lease Losses:
-----------------------
 Balance beginning of
  period                 $11,124  $12,579   $13,100  $13,820  $14,460
 Allowance added in
  bank acquisition           660        -         -        -        -
 Net charge-offs            (300)    (529)     (250)    (105)    (392)
 Loan and lease loss
  provision                1,095    1,050       970      745    1,045
                       ---------- -------- --------- -------- --------
   Balance at end of
    period               $12,579  $13,100   $13,820  $14,460  $15,113

Selected Ratios:
-----------------------
 Net interest margin -
  FTE(b)                   4.54%    4.48%     4.45%    4.48%    4.43%
 Overhead expense
  ratio(b)                  2.71     2.75      2.61     2.39     2.57
 Efficiency ratio          46.81    47.63     48.99    45.31    46.86
 Nonperforming loans
  and leases/ total
  loans and leases          0.53     0.50      0.47     0.36     0.25
 Nonperforming
  assets/total assets       0.42     0.41      0.36     0.28     0.21
 Loans and leases past
  due 30 days or more,
  including past due
  non-accrual loans and
  leases, to total loans
  and leases                0.76     0.64      0.77     0.46     0.44


                                          9/30/04   12/31/04  3/31/05
                                          --------  --------  --------
Earnings Summary:
-----------------------------
 Net interest income                       $15,908   $16,075  $16,459
 Federal tax (FTE) adjustment                  625       702      767
                                          --------  --------  --------
 Net interest income (FTE)                  16,533    16,777   17,226
 Loan and lease loss
  provision                                 (1,040)     (500)    (500)
 Non-interest income                         4,631     4,397    4,371
 Non-interest expense                       (9,766)   (9,845)  (9,495)
                                          --------  --------  --------
 Pretax income (FTE)                        10,358    10,829   11,602
 FTE adjustment                               (625)     (702)    (767)
 Provision for taxes                        (3,086)   (3,116)  (3,513)
                                          --------  --------  --------
   Net income                              $ 6,647   $ 7,011  $ 7,322
                                          ========  ========  ========
 Earnings per share - diluted(a)           $  0.40   $  0.42  $  0.44

Non-interest Income:
-----------------------------
 Trust income                              $   390   $   427  $   389
 Service charges on deposit accounts         2,520     2,411    2,204
 Mortgage lending income                       863       629      671
 Gain (loss) on sales of assets                108        13      131
 Security gains (losses)                        22         -        -
 Bank owned life insurance income              258       448      449
 Other                                         470       469      527
                                          --------  --------  --------
   Total non-interest income               $ 4,631   $ 4,397  $ 4,371

Non-interest Expense:
-----------------------------
 Salaries and employee benefits            $ 5,526   $ 5,316  $ 5,333
 Net occupancy expense                       1,286     1,436    1,447
 Write-off of deferred debt costs                -         -        -
 Other operating expenses                    2,889     3,027    2,650
 Amortization of intangibles                    65        66       65
                                          --------  --------  --------
   Total non-interest expense              $ 9,766   $ 9,845  $ 9,495

Allowance for Loan and Lease Losses:
-----------------------------
 Balance beginning of period               $15,113   $15,888  $16,133
 Allowance added in bank
  acquisition                                    -         -        -
 Net charge-offs                              (265)     (255)    (196)
 Loan and lease loss
  provision                                  1,040       500      500
                                          --------  --------  --------
   Balance at end of period                $15,888   $16,133  $16,437

Selected Ratios:
-----------------------------
 Net interest margin - FTE(b)                 4.47%     4.34%    4.33%
 Overhead expense ratio(b)                    2.44      2.33     2.18
 Efficiency ratio                            46.14     46.50    43.96
 Nonperforming loans and
  leases/total loans and leases               0.27      0.57     0.36
 Nonperforming assets/total
  assets                                      0.23      0.39     0.39
 Loans and leases past due 30
  days or more, including past due
  non-accrual loans and
  leases, to total loans and leases           0.46      0.76     0.49

   (a) Adjusted to give effect to 2-for-1 stock split effective
       December 10, 2003

   (b) Annualized

    Note: All data adjusted to comply to FASB Interpretation No. 46


                       Bank of the Ozarks, Inc.
     Average Consolidated Balance Sheet and Net Interest Analysis
                        (Dollars in Thousands)
                               Unaudited

                                                  Quarter Ended
                                                  March 31, 2005
                                            --------------------------
                                              Average   Income/ Yield/
                                              Balance   Expense  Rate
                                            ----------- ------- ------
   ASSETS
Earnings assets:
 Interest bearing deposits and federal funds
  sold                                      $      428 $     5   4.32%
 Investment securities:
  Taxable                                      331,499   4,414   5.40
  Tax-exempt - FTE                             123,106   2,122   6.99
 Loans and leases - FTE                      1,157,924  18,989   6.65
                                            ----------- -------
    Total earnings assets                    1,612,957  25,530   6.42
Non-earning assets                             152,769
                                            -----------
    Total assets                            $1,765,726
                                            ===========

   LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
 Deposits:
  Savings and interest bearing transaction  $  440,974 $ 1,330   1.22%
  Time deposits of $100,000 or more            510,210   2,974   2.36
  Other time deposits                          282,061   1,593   2.29
                                            ----------- -------
    Total interest bearing deposits          1,233,245   5,897   1.94
 Repurchase agreements with customers           32,768     117   1.45
 Other borrowings                              194,885   1,706   3.55
 Subordinated debentures                        44,331     584   5.34
                                            ----------- -------
    Total interest bearing liabilities       1,505,229   8,304   2.24
Non-interest bearing liabilities:
 Non-interest bearing deposits                 131,650
 Other non-interest bearing liabilities          3,517
                                            -----------
    Total liabilities                        1,640,396
Stockholders' equity                           125,330
                                            -----------
    Total liabilities and stockholders'
     equity                                 $1,765,726
                                            ===========
Interest rate spread - FTE                                       4.18%

                                                        -------
Net interest income - FTE                              $17,226
                                                        =======
Net interest margin - FTE                                        4.33%


    CONTACT: Bank of the Ozarks, Inc., Little Rock
             Susan Blair, 501-978-2217
             www.bankozarks.com